UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2022

UNIVERSAL DISPLAY CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	1-12031	23-2372688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Phillips Boulevard, Ewing, NJ		08618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (609) 671-0980

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	OLED	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 4, 2022, the Registrant issued a press release regarding its financial results for the quarter ended June 30, 2022. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information set forth under this “Item 2.02. Results of Operations and Financial Condition” (including the exhibit) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing made by the Registrant pursuant to the Securities Act of 1933, as amended, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2022, the Registrant (hereinafter, the Company) announced that Sidney D. Rosenblatt, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, has elected to retire from the Company as of December 30, 2022. To facilitate the transition of Mr. Rosenblatt’s functions, he will cease to serve as the Company’s Chief Financial Officer, Treasurer and Secretary effective September 6, 2022, and will serve in an advisory position from then until the date of his retirement. Mr. Rosenblatt will continue to serve as a Director on the Company’s Board of Directors after his retirement.

The Company also announced that it has hired Brian Millard, 39, to become the Company’s Vice President of Finance, Chief Financial Officer and Treasurer, effective September 6, 2022. Prior to being hired by the Company, Mr. Millard was serving as Senior Vice President of Finance and Corporate Controller at Emergent BioSolutions. Prior to Emergent, Mr. Millard served as Vice President and Corporate Controller at Hertz Global Holdings. He also held financial reporting positions at Hilton Worldwide and began his professional career at Deloitte & Touche. Mr. Millard has a Master’s and Bachelor’s degree in Accounting from James Madison University and is a licensed CPA.

There is no arrangement or understanding with any person pursuant to which Mr. Millard was elected as Vice President Finance, Chief Financial Officer and Treasurer. There are no family relationships between Mr. Millard and any executive officer or director of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The Company has agreed to pay Mr. Millard an annual base salary of $425,000 and for him to receive perquisites and other benefits (life insurance coverage, automobile allowance, etc.) that are offered to executive officers of the Company. Mr. Millard also will participate in the Company’s annual bonus plan under the Annual Incentive Plan (AIP) for executive officers and participate at a target bonus of 80% of annual base, subject to the achievement of the Company’s goals under the short-term AIP bonus program based on the Company’s performance against certain financial metrics and goals as well as Mr. Millard’s performance against goals established for him at the beginning of each year. For the remaining portion of 2022, Mr. Millard’s minimum bonus will be guaranteed for an amount of $113,000.

In addition, starting in 2023, Mr. Millard will be eligible to participate in the Company’s Long-Term Incentive (LTI) plan established for executive officers. For 2023, Mr. Millard will be granted a full year LTI award, equal to a target value of $1,500,000 in the form and under terms to be approved by the Company’s Board of Directors for the 2023 fiscal year.

In addition, the Company will make a separate “make-whole” cash bonus of $250,000 and grant of restricted stock to Mr. Millard to compensate him for the value of any unpaid bonus and unvested equity forfeited from his prior employment in excess of the bonus and LTI values described above. The target value of the restricted stock grant will be approximately $800,000. The restricted stock will vest over two years, with the first half vesting upon Mr. Millard’s first work anniversary and the second half vesting upon the completion of his second anniversary, provided that with each vesting Mr. Millard is an employee of the Company at such time. Dividends will be paid currently on unvested stock and these shares, once vested, will also be subject to a one-year holding requirement. Mr. Millard also will enter into a Change of Control agreement that is similar in form and scope to that executed by other officers of the Company.

A copy of the Company’s press release announcing these matters is filed as Exhibit 99.2 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release by the Registrant, dated August 4, 2022, furnished pursuant to Item 2.02 of Form 8-K.
99.2	Press Release by the Registrant, dated August 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Universal Display Corporation

Date: August 4, 2022	By:	/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer, Treasurer and Secretary